Sonos Appoints Panos Panay to Board of Directors Recent appointments expand Sonos board of world-class leaders as it continues to scale its industry-leading sound experience platform SANTA BARBARA, Calif.-- August 17, 2020 -- Sonos, Inc. (Nasdaq: SONO) today announced the appointment of Panos Panay, chief product officer of Microsoft Corporation, to its board of directors, effective August 12, 2020. Panay’s comprehensive background in developing tightly-integrated hardware and software platforms, coupled with a track record of innovation in product design and development, makes him an exciting addition to the Sonos board. “Panos brings extensive experience in building powerful and engaging consumer hardware products and experiences that customers love, at a global scale. He understands how hardware and software work together to deliver products that are easy to use, and deliver a fantastic experience. His track record, along with his passion for Sonos, will make him an impactful contributor to the company’s ongoing success.” said Mike Volpi, Sonos chairman of the board. “Sonos is making some of the best consumer products out there by focusing on the end to end customer experience. I am excited to work with the board and to be part of what comes next,” said Panos Panay. Panos Panay has been the chief product officer of Microsoft Corporation since April 2018. Prior to that, Mr. Panay held various roles at Microsoft, including corporate vice president, Microsoft Devices from July 2015 to April 2018, corporate vice president, Surface & PC Hardware from February 2013 to July 2015, and general manager, Surface & PC Hardware from January 2008 to February 2013. Panay joins recent Board of Directors appointees Deirdre Findlay, chief marketing officer of Conde Nast, and Joanna Coles, former chief content officer of Hearst Magazines, who were appointed February 27, 2020. About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however and wherever they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use, and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com. ###